Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2nd QUARTER 2014 EARNINGS

OAKLAND, MARYLAND—August 11, 2014: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders was $1.3 million for the first six months of 2014, compared to $2.9 million for the same period of 2013. Basic and diluted net income per common share for the first six months of 2014 was $.22, compared to basic and diluted net income per common share of $.47 for the same period of 2013. The decrease in earnings was due to a decrease of $.9 million in interest income, primarily interest on loans, an increase of $1.5 million in other operating expenses, partially offset by an increase of $.5 million in other operating income attributable to an increase in net gains of $.6 million. The increase in other operating expenses was primarily attributable to an increase of $1.7 million in other real estate owned (“OREO”) expenses relating to increases in the valuation allowance and the sale of a participation hotel property late in the second quarter which resulted in a $1.1 million loss. The net interest margin, for the first six months of 2014, on a fully tax equivalent (“FTE”) basis, decreased to 3.06% from 3.17% for the same time period of 2013. The net interest margin for the year ended December 31, 2013, on a FTE basis, was 3.25%.

Consolidated net income available to common shareholders was $.4 million, or $.07 per common share, for the second quarter of 2014, compared to $1.4 million, or $.23 per common share, for the same period of 2013. The decrease in earnings for the second quarter of 2014 compared to the second quarter of 2013 was due to a decrease in net interest income of $.2 million, a $.5 million increase in provision expense, a $.2 million increase in salaries and benefits, and increase of $1.2 million in OREO expenses and an increase of $.4 million in dividends attributable to the Series A Preferred Stock. These items were offset by a $1.0 million increase in securities gains, $.3 million reduction in income tax expense, a slight increase in Trust department income and reductions in other expenses. The net interest margin for the second quarter of 2014, on a FTE basis, was 3.04%, compared to 3.09% for the same period of 2013.

Financial Highlights Comparing the Three and Six Months Ended June 30, 2014 and 2013:

•	Total loans increased $14.9 million as of June 30, 2014 when compared to December 31, 2013 primarily in the commercial and industrial segment due to one large relationship.

•	Provision expense for the second quarter of 2014 increased when compared to the second quarter of 2013. The increase was due to the increases in the historical loss factors applied to the loan pools as well as growth in loan balances.

•	Declining net interest margin, on an FTE basis, when comparing the second quarter of 2014 of 3.04% to the second quarter of 2013 of 3.09% is due to the reductions in loan yields and the average balances.

•	Allowance for loan losses (the “ALL”) to loans outstanding was 1.51% as of June 30, 2014 compared to 1.68% as of December 31, 2013 and 1.84% as of June 30, 2013 as a result of improving asset quality.

•	Other operating income increased $1.1 million for the second quarter of 2014 when compared to the second quarter of 2013 due to the increase in gains on the sale of investment securities. Year to date 2014, other operating income increased $.5 million. The increase in gains on sales of investment securities for the six months ended was offset by a reduction in service charge income.

•	Other operating expense increased for the three- and six- month periods ended June 30, 2014 when compared to the same periods of 2013, due to increases in OREO expenses relating to a loss of $1.1 million on the sale of a participation hotel property and increases in the valuation allowance.

According to William B. Grant, Chairman and Chief Executive Officer, “We are encouraged by the positive trends we are experiencing in loan production during 2014. While this production will continue to be offset as we continue to improve asset quality, the activity we experience this year will continue to improve core earnings in future years. The Board of Directors, the management team and all employees are keenly focused on traditional banking activities, the improvement of net interest income and the need for continued control over operating expenses.”

Balance Sheet Overview

Total assets remained stable at $1.3 billion at June 30, 2014 and December 31, 2013. During the first six months of 2014, cash and interest-bearing deposits in other banks increased $19.0 million, the investment portfolio decreased $27.6 million, and gross loans increased $14.9 million. We sold investments during this time period in order to reduce interest rate volatility and to provide funding for higher yielding loans. Total liabilities decreased by approximately $16.5 million during the first six months of 2014 due to a decrease in short-term borrowings of $5.8 million and a decrease of $12.0 million in other liabilities partially offset by an increase of $1.3 million in deposits. Other liabilities decreased as a result of cash payments of accrued dividends and interest on the Trust Preferred debentures and Series A Preferred Stock dividend. Comparing June 30, 2014 to December 31, 2013, shareholders’ equity increased $10.6 million as a result of increased earnings of $1.3 million and a decrease of $9.2 million in accumulated other comprehensive loss.

Total investment securities available-for-sale decreased $131.3 million since December 31, 2013. At June 30, 2014, the securities classified as available-for-sale included a net unrealized loss of $12.8 million, which represents the difference between the fair value and amortized cost of securities in the portfolio. The decline in available-for-sale securities was due to the movement of approximately $107.0 million of securities classified as available-for-sale to the held to maturity category, as well as sales and maturities within the available-for-sale category.

During the second quarter of 2014, management completed an analysis of the investment portfolio and identified the securities that had the most price volatility particularly in the hypothetical scenario in which the interest rates change by 300 basis points. These securities were moved from the available-for-sale category to the held to maturity category, which enabled us to lock in an unrealized loss of approximately $4.0 million. This unrealized loss will continue to be reported as a separate component of shareholders’ equity as accumulated other comprehensive income and will be amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

Comparing June 30, 2014 to December 31, 2013, outstanding loans increased by $14.9 million (1.8%). Commercial real estate (“CRE”) loans decreased $1.0 million as a result of the payoff of a $9.1 million loan and ongoing scheduled principal payments, partially offset by new loan production. Acquisition and development (“A&D”) loans decreased $9.1 million due to regularly scheduled principal payments and payoffs. Commercial and industrial (“C&I”) loans increased $21.4 million due primarily to one new loan relationship. Residential mortgages increased by $4.3 million due to increased production of loans primarily in our 10/1 and 7/1 adjustable rate mortgage program. The Bank continues to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio decreased $.8 million due primarily to repayment activity in the indirect auto portfolio, offsetting new production. At June 30, 2014, approximately 52% of the commercial loan portfolio was collateralized by real estate, compared to approximately 57% at December 31, 2013.

Total deposits increased $1.3 million during the first six months of 2014 when compared to deposits at December 31, 2013. With the continued focus of our retail staff on changing the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $18.1 million. Traditional savings accounts increased $7.8 million due to continued growth in our Prime Saver product. Total demand deposits decreased $3.5 million and total money market accounts increased $1.1 million. Time deposits less than $100,000 declined $11.8 million and time deposits greater than $100,000 decreased $10.4 million.

Comparing June 30, 2014 to December 31, 2013, shareholders’ equity increased from $101.3 million to $111.9 million. The increase resulted from a decrease of $9.2 million in accumulated other comprehensive loss, accompanied by increased earnings of $1.3 million.

The book value of the Corporation’s common stock was $13.15 per share at June 30, 2014, compared to $11.49 per share at December 31, 2013.

At June 30, 2014, there were approximately 6,228,366 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $.6 million during the first six months of 2014 over the same period in 2013 due to a $.9 million (3.7%) decrease in interest income, which was partially offset by a $.3 million (5.6%) decrease in interest expense. The decrease in interest income was primarily due to the $48.0 million reduction in the average balance of loans when comparing the first six months of 2014 to the same period of 2013. The lower yields on loans also contributed to the decline in interest income when comparing the two periods. The decline in interest income was partially offset by a decline in interest expense due to the reduction in the average rate on interest-bearing deposits. We saw a decrease in the net interest margin in the first six months of 2014 to 3.06% when compared to 3.25% for the year ended December 31, 2013 and 3.17% for the first six months of 2013.

There was an overall $5.5 million increase in average interest-earning assets, driven by an increase of $95.9 million in investment securities, offset by a $48.0 million reduction in loans and a $42.4 million decrease in other assets.

Interest expense decreased during the first six months of 2014 when compared to the same period of 2013 due primarily to an overall reduction in average interest-bearing liabilities of $6.3 million. The overall effect was a 6 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.15% for the six months ended June 30, 2013 to 1.09% for the same period of 2014.

Net interest income on an FTE basis decreased $.2 million during the second quarter of 2014 over the same period in 2013 due to a $.4 million (3.3%) decrease in interest income, offset by a decrease of $.2 million (7.1%) in interest expense. The decrease in interest income was primarily due to the decrease in the average balance of loans when comparing the two periods. We saw a decrease in the net interest margin in the second quarter of 2014 to 3.04% when compared to 3.09% for the three months ended June 30, 2013.

Interest expense decreased during the second quarter of 2014 when compared to the same period of 2013 due to the overall reduction in average interest-bearing liabilities of $34.3 million and the reduction in the average rate paid on long-term borrowings. This reduction in balances was due to the reduction of $29.1 million in interest-bearing deposits as management continued to focus on shifting the deposit mix and reducing certificates of deposit and a $5.1 million decrease in short-term borrowings. The overall effect was a 4 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.11% for the three months ended June 30, 2013 to 1.07% for the same period of 2014.

Asset Quality

The ALL decreased to $12.5 million at June 30, 2014, from $13.6 million at December 31, 2013 and $15.5 million at June 30, 2013. The provision for loan losses remained stable at $.9 million for the first six months of 2014 and 2013. Net charge-offs increased to $2.1 million for the six months ended June 30, 2014, compared to $1.5 million for the six months ended June 30, 2013. The ratio of the ALL to loans outstanding as of June 30, 2014 was 1.51%, which was less than the 1.84% for the same period last year, due primarily to improving historical charge-off rates.

The ratio of net charge-offs to average loans for the six months ended June 30, 2014 was an annualized .51%, compared to an annualized .34% for the same period in 2013 and .34% for the year ended December 31, 2013. The CRE portfolio had an annualized net charge-off rate as of June 30, 2014 of ..01% compared to an annualized net recovery rate of .27% as of December 31, 2013. The annualized net charge-off rate for A&D loans as of June 30, 2014 was 2.82% due to partial charge-offs of several consumer lot loans and one commercial A&D loan, compared to an annualized net charge-off rate of 1.78% as of December 31, 2013. The ratio for C&I loans improved to .57% at June 30, 2014 compared to 1.53% for December 31, 2013. The residential mortgage ratios were .23% and .08% for June 30, 2014 and December 31, 2013, respectively, and the consumer loan ratios were .01% and .83% for June 30, 2014 and December 31, 2013, respectively.

Accruing loans past due 30 days or more declined to 1.11% of the loan portfolio at June 30, 2014, compared to 2.10% at December 31, 2013. The decrease for the first six months of 2014 was primarily due to a decrease of $7.7 million in past-due accruing residential mortgage term loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Comparing the six-month periods ended June 30, 2014 and June 30, 2013, total non-accrual loan balances have declined. Non-accrual loans totaled $15.2 million as of June 30, 2014, compared to $17.4 million as of December 31, 2013 and $19.4 million as of June 30, 2013. Non-accrual loans which have been subject to a partial charge-off totaled $5.1 million as of June 30, 2014, compared to $1.9 million as of December 31, 2013.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, remained stable during the first six months of 2014 when compared to the same period of 2013. Service charge income decreased $.3 million in the first six months of 2014 when compared to the first six months of 2013 and was offset by an increase in Trust department income of $.2 million.

Net gains of $1.0 million were reported through other income in the first six months of 2014, compared to net gains of $.4 million during the same period of 2013. The increase in net gains during the first six months of 2014 when compared to the same period of 2013 was due to a net gain of $1.0 million realized on sales of investment securities.

Other operating income, exclusive of gains, increased slightly during the second quarter of 2014 when compared to the same period of 2013 due to increased Trust department income.

Net gains of $1.0 million were reported through other income in the second quarter of 2014, compared to net gains of $27 thousand during the same period of 2013. This increase in gains was due to the gain on the sale of four collateralized debt obligations (“CDOs”) held for trading. These CDOs had been written down through impairment charges in prior years. As a result of the activity spurred by the Volcker Rule, which was clarified during the first quarter, we had the opportunity to take advantage of the market and sell these securities at a gain to book value.

Operating expenses increased $1.5 million in the first six months of 2014 when compared to the same period of 2013 due to an increase of $1.7 million in OREO expenses relating to a $1.1 million loss on the sale of a participation interest in a hotel property in Pennsylvania and increases in the valuation allowance.

Operating expenses increased $1.3 million in the second quarter of 2014 when compared to the same period of 2013. This increase was primarily due to an increase of $1.2 million in OREO expenses. The increase was primarily due to the $1.1 million loss attributable to the sale of a participation interest in a hotel property in Pennsylvania and increases in the valuation allowance.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013, the Bank also owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest, but this entity was dissolved on such date. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2014	2013	2014	2014	2013
EARNINGS SUMMARY
Interest income	$11,667	$12,079	$11,754	$23,421	$24,367
Interest expense	$2,727	$2,936	$2,835	$5,562	$5,891
Net interest income	$8,940	$9,143	$8,919	$17,859	$18,476
Provision for loan losses	$577	$81	$364	$941	$946
Other Operating Income	$3,235	$3,117	$3,040	$6,275	$6,346
Net Gains/(Losses) - other	$1,024	$27	$(63)	$961	$356
Other Operating Expense	$11,044	$9,757	$9,760	$20,804	$19,293
Income before taxes	$1,578	$2,449	$1,772	$3,350	$4,939
Income tax expense	$338	$607	$414	$752	$1,175
Net income	$1,240	$1,842	$1,358	$3,764	$3,764
Accumulated preferred stock dividends and discount accretion	$803	$441	$447	$1,250	$878
Net income available to common shareholders	$437	$1,401	$911	$1,348	$2,886

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2014	2013	2014
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.07	$0.23	$0.15

Book value	$13.15	$10.94	$12.54
Closing market value	$8.77	$7.60	$7.60
Market Range:
High	$9.15	$8.91	$9.11
Low	$7.52	$7.33	$7.30

Common shares outstanding at period end	6,228,366	6,210,587	6,210,587

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.39%	0.57%	0.41%
Return on average shareholders' equity	4.82%	7.58%	5.18%
Net interest margin	3.06%	3.17%	3.07%
Efficiency ratio	80.30%	75.40%	79.90%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2014	2013	2013

Assets	$1,327,575	$1,333,503	$1,329,206
Earning assets	$1,140,637	$1,155,216	$1,172,193
Gross loans	$825,138	$810,240	$841,850
Commercial Real Estate	$267,027	$267,978	$285,984
Acquisition and Development	$98,200	$107,250	$118,356
Commercial and Industrial	$81,171	$59,788	$63,844
Residential Mortgage	$355,188	$350,906	$346,636
Consumer	$23,552	$24,318	$27,030
Investment securities	$312,844	$340,489	$308,581
Total deposits	$978,740	$977,403	$972,659
Noninterest bearing	$193,983	$175,863	$162,671
Interest bearing	$784,757	$801,540	$809,988
Shareholders' equity	$111,911	$101,340	$97,783

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
	2014	2013	2013
Period end capital to risk-weighted assets:
Tier 1	13.91%	13.65%	13.15%
Total	15.33%	15.29%	14.84%

ASSET QUALITY
Net charge-offs for the quarter	$686	$2,098	$584
Nonperforming assets: (Period End)
Nonaccrual loans	$15,233	$17,396	$19,377
Restructured loans	$17,072	$17,947	$16,605
Loans 90 days past due and accruing	$1,140	$1,234	$647
Other real estate owned	$12,288	$17,031	$19,344
Total nonperforming loans and past due loans	$16,373	$18,630	$20,024
Allowance for loan losses to gross loans, at period end	1.51%	1.68%	1.84%
Nonperforming and 90 day past-due loans to total loans, at period end	1.98%	2.30%	2.38%
Nonperforming loans and 90 day past-due loans to total assets, at period end	1.23%	1.40%	1.51%